Exhibit 10.1
R.G. BARRY CORPORATION
BOARD OF DIRECTORS COMPENSATION PROGRAM
The Compensation Program for non-employee members of the Board of Directors (the “Board”) is as follows:
Annual Retainer: $73,500 for each twelve-month period following the annual meeting of shareholders. The directors have the election to receive 25%, 50% or 100% of such amount in an Equity Award as described below. The balance is paid in cash in quarterly installments. No separate meeting fees are paid to the directors.
Equity Award. The director can elect to receive his or her Equity Award in the form of fully-paid common shares or stock units. The common shares or stock units are issued to the director following authorization by the Board at the meeting of the Board that immediately follows the annual meeting of shareholders. The number of common shares or stock units granted annually to a director is determining by dividing the amount of the Annual Retainer that the director has elected to receive in the form of an Equity Award by the market value of one common share of the Company at the close of the market on the date of grant. As required by the plan under which the common shares and stock units are granted, directors must submit their elections regarding the form of their Equity Awards for approval by the full Board before the Equity Awards are granted and as a condition to any grant.
Stock units convert into common shares when the director leaves the Board. Stock units are accompanied by dividend equivalent rights so that the director receives, when he or she leaves the Board, an amount in cash equal to the aggregate amount of dividends paid on an equivalent number of common shares from the date of grant of the corresponding stock units through the date such stock units are converted into common shares.
Directors appointed to serve less than a full term (e.g., to fill out a term) may be granted a prorated number of common shares or stock units when they join the Board as determined by the Board.
Non-Executive Chairman Retainer: An additional retainer in the amount of $8,876 is paid to the Non-Executive Chairman in cash in quarterly installments. The Non-Executive Chairman does not serve as the chair of any of the standing Board committees.
Committee Chair Retainer: The following additional annual retainer amounts are paid to each committee chair: $8,876 for Audit Committee Chair, $8,876 for Compensation Committee Chair and $8,876 for Nominating and Corporate Governance Committee Chair. The Company also pays a fee of $500 per committee meeting to the director or directors who serves on the Company’s pension plan committee, a committee that is not comprised solely of members of the Board and meets normally four times per year. These retainers are paid in cash in quarterly installments.
Ad-hoc/Special Committees: Compensation to be determined by the Board, as applicable.
Effective Date: Adopted by Board of Directors approval at the September 2, 2010 meeting of the Board of Directors to be in effect with the November 4, 2010 Annual Meeting of Shareholders.